Exhibit 4.2

Third Supplemental Indenture
between
U.S. BANCORP
and
WILMINGTON TRUST COMPANY
Dated as of March 17, 2006
Supplement to Junior Subordinated Indenture, dated as of April 28, 2005, as supplemented by that certain First Supplemental Indenture, dated as of August 3, 2005, and that certain
Second Supplemental Indenture dated as of December 29, 2005

TABLE OF CONTENTS

	ARTICLE I

	DEFINITIONS

Section 1.1	Definitions	2

	ARTICLE II

	GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1	Designation, Principal Amount and Authorized Denomination	6
Section 2.2	Maturity	6
Section 2.3	Form and Payment	6
Section 2.4	Notes Held by Collateral Agent and Custodial Agent; Global Notes; Adjustment of Global Notes	7
Section 2.5	Interest	8
Section 2.6	Redemption of the Notes	9
Section 2.7	Events of Default	9
Section 2.8	Notice of Defaults; Amount Payable upon Acceleration	10
Section 2.9	Securities Registrar; Paying Agent; Delegation of Trustee Duties	10
Section 2.10	Additional Covenants of the Company	11
Section 2.11	Forms of Agreements	12

	ARTICLE III

	REMARKETING AND RATE RESET PROCEDURES

Section 3.1	Obligation to Conduct Remarketing and Related Requirements	12
Section 3.2	Company Decisions in Connection with Remarketing	13
Section 3.3	Reset of Interest Rate in Connection with Remarketings and Related Changes in Terms	14
Section 3.4	Early Remarketing	15
Section 3.5	Company Announcements	15
Section 3.6	Supplemental Indenture	16

	ARTICLE IV

	EXPENSES

Section 4.1	Expenses	16

	ARTICLE V

	FORM OF NOTE

Section 5.1	Form of Notes	17
Supplemental Indenture

	ARTICLE VI

	ORIGINAL ISSUE OF NOTES

Section 6.1	Original Issue of Notes	25
Section 6.2	Calculation of Original Issue Discount	25

	ARTICLE VII

	SUBORDINATION

Section 7.1	Senior and Subordinated Debt	25
Section 7.2	Company Election to End Subordination	26
Section 7.3	Compliance with Federal Reserve Rules	26
Section 7.4	Extension of Rights, Privileges, etc	26

	ARTICLE VIII

	MISCELLANEOUS

Section 8.1	Effectiveness	26
Section 8.2	Successors and Assigns	27
Section 8.3	Further Assurances	27
Section 8.4	Effect of Recitals	27
Section 8.5	Ratification of Indenture	27
Section 8.6	Governing Law	27
Supplemental Indenture

-ii-

     Third Supplemental Indenture, dated as of March 17, 2006, between U.S. Bancorp, a Delaware corporation (herein after called the “Company”), having its principal office at 800 Nicollet Mall, Minneapolis, Minnesota 55402, and Wilmington Trust Company, a Delaware banking corporation, as Trustee (hereinafter called the “Trustee”).
Recitals of the Company
          The Company and Delaware Trust Company, National Association (the “Original Trustee”) entered into a Junior Subordinated Indenture, dated as of April 28, 2005 (the “Base Indenture”), which was amended and supplemented by the First Supplemental Indenture, dated as of August 3, 2005, between the Company and the Original Trustee (the “First Supplemental Indenture”), which was further amended and supplemented by the Second Supplemental Indenture, dated as of December 29, 2005, between the Company, the Original Trustee and the Trustee (the “Second Supplemental Indenture,” and together with the First Supplemental Indenture and the Junior Subordinated Indenture, the “Indenture”).
          Section 9.1 of the Base Indenture provides that the Indenture may be amended or supplemented without the consent of any Holder to change or eliminate any of the provisions of the Base Indenture, provided that any such change or elimination shall not apply to any Outstanding Securities.
          The Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 9.3 of the Base Indenture to the effect that all conditions precedent provided for in the Base Indenture to the Trustee’s execution and delivery of this Third Supplemental Indenture have been complied with.
          USB Capital IX, a Delaware statutory trust (the “Trust”), has offered to the public its trust preferred securities known as Income Trust Securities (the “ITS”), which are beneficial interests in the Trust, and proposes to invest the proceeds from such offering, together with the proceeds of the issuance and sale by the Trust to the Company of its Common Securities (the “Trust Common Securities” and together with the ITS, the “Trust Securities”), in the Notes (as defined herein).
          The Notes will be subject to Remarketing, in connection with which certain terms of the Notes may be changed, all in accordance with the procedures to be set forth in a Remarketing Agreement, to be entered into prior to the first Remarketing (as amended or supplemented from time to time, the “Remarketing Agreement”), among the Company, Wilmington Trust Company, as property trustee of the Trust, and the remarketing agent named in the Remarketing Agreement (including any successor or replacement, the “Remarketing Agent”).
          The Company has requested that the Trustee execute and deliver this Third Supplemental Indenture and satisfy all requirements necessary to make this Third Supplemental Indenture a valid instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company and all acts and things necessary have been done and performed to make this Third Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Third Supplemental Indenture has been duly authorized in all respects.
          Now, therefore, this Third Supplemental Indenture witnesseth: For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:
Supplemental Indenture

ARTICLE I
DEFINITIONS
Section 1.1 Definitions.
          For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:
     (a) Terms defined in the Base Indenture, the Trust Agreement or the Stock Purchase Contract Agreement have the same meaning when used in this Third Supplemental Indenture unless otherwise specified herein.
     (b) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.
     (c) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Third Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision, and any reference to an Article, Section or other subdivision refers to an Article, Section or other subdivision of this Third Supplemental Indenture.
          “Administrative Trustee” means, in respect of USB Capital IX, each individual identified as an “Administrative Trustee” in the Trust Agreement, solely in such individual’s capacity as Administrative Trustee of USB Capital IX under the Trust Agreement and not in such individual’s individual capacity, or any successor Administrative Trustee appointed as therein provided.
          “Collateral Agent” means U.S. Bank National Association, as Collateral Agent under the Collateral Agreement until a successor Collateral Agent shall have become such pursuant to the applicable provisions of the Collateral Agreement, and thereafter “Collateral Agent” shall mean the Person who is then the Collateral Agent thereunder.
          “Commercially Reasonable Efforts” by the Company to sell shares of its common stock or non-cumulative perpetual preferred stock means commercially reasonable efforts to complete the offer and sale of shares of its common stock or non-cumulative perpetual preferred stock, as the case may be, to third parties that are not affiliates of the Company in public offerings or private placements; provided that the Company shall be deemed to have used such Commercially Reasonable Efforts if a Market Disruption Event occurs and for so long as it continues regardless of whether the Company makes any offers or sales during such period.
          “Creditor” has the meaning specified in Section 4.1(b).
          “Custodial Agent” means U.S. Bank National Association, as Custodial Agent under the Collateral Agreement until a successor Custodial Agent shall have become such pursuant to the applicable provisions of the Collateral Agreement, and thereafter “Custodial Agent” shall mean the Person who is then the Custodial Agent thereunder.
          “Early Remarketing” has meaning specified in Section 3.4.
          An “Early Settlement Event” shall be deemed to have occurred if: (i) the Company’s “total risk-based capital ratio” is less than 10%, (ii) the Company’s “Tier 1 risk-based capital ratio” is less than 6%, (iii) the Company’s “leverage capital ratio” is less than 4%; (iv) the Federal Reserve, in its discretion,
Supplemental Indenture

anticipates that the Company may fail one or more of the capital tests referred to above in the near term and delivers a notice to the Company so stating; or (v) the Trust is dissolved pursuant to Section 9.2(c) of the Trust Agreement, where the related Early Settlement Event in the case of the tests described in each of (i), (ii) and (iii) above will be deemed to occur on the date the Company files a Form FR Y-9 showing in Schedule HC-R (or successor form) that the related capital measure has been failed and each such ratio will be determined as required pursuant to Appendix A to Regulation Y of the Federal Reserve Board, 12 C.F.R. Part 225.
          “Early Termination Event” means the dissolution of the Trust and the distribution of the Notes held by or on behalf of the Trust to the holders of the Trust Securities in accordance with Section 9.4 of the Trust Agreement.
          “Failed Remarketing” means a Final Remarketing that is not Successful.
          “Final Remarketing” means (i) a Remarketing for a settlement date on April 15, 2012 (or if such day is not a Business Day, the immediately succeeding Business Day), (ii) in the case of an Early Remarketing, the fifth scheduled Remarketing or (iii) in the case of an Early Remarketing in connection with clause (v) of the definition of Early Settlement Event, the first Remarketing.
          “Fixed Rate Reset Cap”, as of any Remarketing Settlement Date, means the prevailing market yield, as determined by the Remarketing Agent, of the benchmark U.S. treasury security having a remaining maturity that most closely corresponds to the period from such date until the earliest date on which the Notes may be redeemed at the option of the Company in the event of a Successful Remarketing, plus 350 basis points, or 3.50%, per annum.
          “Floating Rate Reset Cap” means 302 basis points, or 3.02%, per annum.
          “Global Notes” has the meaning specified in Section 2.4.
          “Interest Payment Date” shall have the meaning specified in Section 5.1.
          “Interest Period” means the period from and including the most recent Interest Payment Date to which interest has been paid or duly made available for payment (or March 17, 2006 if no interest has been paid or been duly made available for payment) to, but excluding, the next succeeding Interest Payment Date or, if earlier, then the Stated Maturity Date of the Notes.
          “ITS” means each of the Normal ITS, the Stripped ITS and the Capital ITS.
          “Lead Bank” means U.S. Bank National Association, and its successors (whether by consolidation, merger, conversion, transfer of substantially all of its assets and business or otherwise).
          “Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:
     (i) the Company would be required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue shares of common stock or perpetual preferred stock and the Company fails to obtain that consent or approval notwithstanding the Company’s commercially reasonable efforts to obtain that consent or approval (including, without limitation, the Company failing to obtain the approval of the Federal Reserve, after having notified the Federal Reserve and
Supplemental Indenture

sought such approval in accordance with the terms of the instrument or instruments under which the relevant securities are to be issued);
     (ii) trading in securities generally on the New York Stock Exchange, the American Stock Exchange, the Nasdaq Stock Market or any other national securities, futures or options exchange or in the over-the-counter market, or trading in any of the Company’s securities (or any options or futures contracts related to such securities) on any exchange or in the over-the-counter market shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the SEC, by such exchange or by any other regulatory body or governmental authority having jurisdiction;
     (iii) a banking moratorium shall have been declared by the federal or state authorities of the United States such that market trading has been disrupted or ceased;
     (iv) a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States such that market trading has been disrupted or ceased;
     (v) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis such that market trading has been disrupted or ceased;
     (vi) there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States shall be such, as to make it, in the Company’s reasonable judgment, impracticable or inadvisable to proceed with the offer and sale of shares of its common stock or preferred stock; or
     (vii) an event occurs and is continuing as a result of which the offering document for such offer and sale of securities would, in the Company’s judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (a) the disclosure of that event at such time, in the Company’s judgment, is not otherwise required by law and would have a material adverse effect on the Company’s business or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Company’s ability to consummate such transaction, provided that no single suspension period contemplated by this subsection (vii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this subsection (vii) shall not exceed an aggregate of 180 days in any 360-day period.
          “Notes” has the meaning specified in Section 2.1.
          “Paying Agent”, when used with respect to the Notes, means U.S. Bank National Association or any other Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Securities on behalf of the Company.
          “Paying Agent Office” means the office of the applicable Paying Agent at which at any particular time its corporate agency business shall principally be administered in a Place of Payment, which
Supplemental Indenture

office at the date hereof in the case of U.S. Bank National Association, in its capacity as Paying Agent with respect to the Notes under the Base Indenture and this Third Supplemental Indenture, is located at 100 Wall Street, 16th Floor, New York, New York 10005; Attention: Corporate Trust Services.
          “Preferred Stock” means the Series A Non-Cumulative Perpetual Preferred Stock, $100,000 liquidation preference per share and $1.00 par value per share, of the Company.
          “qualified floating rate” has the meaning specified in Section 3.3(a)(iii).
          “Released Note” has the meaning specified in Section 2.4(d).
          “Remarketed Note” has the meaning specified in Section 2.4(c).
          “Remarketing” means a remarketing of Notes pursuant to Article III and the Remarketing Agreement.
          “Remarketing Date” means the third Business Day preceding each of March 15, June 15, September 15 and December 15, 2011 and March 15, 2012 until the settlement of a Successful Remarketing, or if an Early Settlement Event shall have occurred, each of the dates determined in accordance with Section 3.4.
          “Remarketing Settlement Date” means the third Business Day following the Remarketing Date for a Successful Remarketing.
          “Reset Rate” means, if the Notes are remarked as fixed rate notes, the rate of interest on the Notes, if any, set in a Remarketing, as specified in Section 3.3(a).
          The “Remarketing Value” of each Note will be equal to the present value on the Remarketing Settlement Date of an amount equal to the principal amount of, plus the interest payable on, such Note on the next Regular Distribution Date, including any deferred interest, assuming for this purpose, even if not true, that the interest rate on the Notes remains at the rate in effect immediately prior to the Remarketing and all accrued and unpaid interest on the Notes is paid in cash on such date, determined using a discount rate of 5.32% per annum.
          “Reset Spread” means, if the Notes are remarked as floating rate notes, the spread, if any, set in a Remarketing, as specified in Section 3.3(a).
          “Responsible Officer” means, when used with respect to U.S. Bank National Association in its capacity as Paying Agent, any officer within the Corporate Trust Services department (or any successor department, unit or division of U.S. Bank National Association) assigned to the Paying Agent Office of U.S. Bank National Association, its capacity as Paying Agent, who has direct responsibility for the administration of the Paying Agent functions of the Base Indenture and this Third Supplemental Indenture.
          “Securities Intermediary” means U.S. Bank National Association, as Securities Intermediary under the Collateral Agreement until a successor Securities Intermediary shall have become such pursuant to the applicable provisions of the Collateral Agreement, and thereafter “Securities Intermediary” shall mean the Person who is then the Securities Intermediary thereunder.
          “Securities Registrar Office” means the office of the applicable Securities Registrar at which at any particular time its corporate agency business shall principally be administered, which office at the date hereof in the case of U.S. Bank National Association, in its capacity as Securities Registrar under
Supplemental Indenture

the Indenture, is located at 100 Wall Street, 16th Floor, New York, New York 10005; Attention: Corporate Trust Services.
          “Securities Act” means the Securities Act of 1933 (or any successor statute), as it may be amended from time to time.
          “Stated Maturity Date” means April 15, 2042 or such earlier date as may be specified by the Company following a Remarketing in accordance with Article III.
          “Stock Purchase Contract Agreement” means the Stock Purchase Contract Agreement, dated as of March 17, 2006, between the Company and the Trust acting through the Property Trustee.
          “Subjected Note” has the meaning specified in Section 2.4(e).
          “Successful” has the meaning specified in Section 3.5(a).
          “Third Supplemental Indenture” means this instrument as originally executed or as it may form time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.
          “Trust Agreement” means the Amended and Restated Trust Agreement, dated as of March 17, 2006, among the Company, as Depositor, the Property Trustee, the Delaware Trustee, and the Administrative Trustees (each as named therein).
          “Unsuccessful” has the meaning specified in Section 3.5(b).
          “Underwriting Agreement” means the Underwriting Agreement, dated as of March 14, 2006, among the Trust, the Company, and the underwriters named therein.
ARTICLE II
GENERAL TERMS AND CONDITIONS OF THE NOTES
Section 2.1 Designation, Principal Amount and Authorized Denomination.
          There is hereby authorized a series of Securities designated the Remarketable Junior Subordinated Notes due 2042 (the “Notes”), limited in aggregate principal amount to $1,251,000,000, which amount to be issued shall be as set forth in any Company Order for the authentication and delivery of Notes pursuant to the Indenture. The denominations in which Notes shall be issuable is $1,000 principal amount and integral multiples thereof.
Section 2.2 Maturity.
          The Stated Maturity of the Notes will be April 15, 2042, subject to change as provided in Article III.
Section 2.3 Form and Payment.
          Except as provided in Section 2.4, the Notes shall be issued in fully registered definitive form without interest coupons. Principal of and interest on the Notes issued in definitive form will be payable, the transfer of such Notes will be registrable and such Notes will be exchangeable for Notes
Supplemental Indenture

bearing identical terms and provisions and notices and demands to or upon the Company in respect of the Notes and the Base Indenture, as supplemented by this Third Supplemental Indenture, may be served at the Corporate Trust Office of the Trustee, and the Company appoints the Trustee as its agent for the foregoing purposes; provided that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Securities Register or by wire transfer in immediately available funds to the bank account number of the Holder specified in writing by the Holder and entered in the Securities Register by the Securities Registrar. Notwithstanding the foregoing, so long as the Holder of any Note is the Collateral Agent or the Custodial Agent, the payment of the principal of and interest (including expenses and taxes of the Trust set forth in Section 4.1, if any) on such Notes held by the Collateral Agent or the Custodial Agent will be made at the Paying Agent Office or such place and to such account as may be designated in writing by the Collateral Agent or the Custodial Agent, as the case may be. The Notes may be presented for registration of transfer or exchange at the Securities Registrar Office.
Section 2.4 Notes Held by Collateral Agent and Custodial Agent; Global Notes; Adjustment of Global Notes.
     (a) The Notes shall be issued initially in fully registered form in the name of the Securities Intermediary and the Custodial Agent, in their respective capacities as such. For so long as such Notes are held by the Collateral Agent and the Custodial Agent, each such Note shall represent the principal amount so indicated in the Securities Register, provided that the aggregate principal amount of all such Notes shall at all times equal the principal amount issued in accordance with Section 2.1.
     (b) At any time on or after the first to occur of the Remarketing Settlement Date, an Early Termination Event or the redemption of the Capital ITS by the Trust in exchange for Notes, the Notes in definitive form may be presented to the Securities Registrar for exchange for one or more global Notes in an aggregate principal amount equal to the aggregate principal amount of the Notes so presented (a “Global Note”), to be registered in the name of the Depositary, or its nominee, and delivered to the Depositary for crediting to the accounts of its participants pursuant to the instructions of the Administrative Trustees. The Company upon any such presentation shall execute one or more Global Notes in such aggregate principal amount and deliver the same to the Trustee for authentication and delivery in accordance with the Indenture. The Trustee, upon receipt of such Global Notes, together with an Officers’ Certificate requesting authentication, will authenticate such Global Notes and deliver them to the Securities Registrar, as custodian for the Depositary. Payments on the Notes issued as Global Notes will be made to the Depositary.
     (c) In the event that (i) any Pledged Notes for which no election has been validly made pursuant to Section 8.02(a) of the Collateral Agreement are to be released from the Pledge and transferred to the Remarketing Agent pursuant to Section 8.02(b) of the Collateral Agreement or (ii) any Pledged Notes for which an election has been validly made pursuant to Section 8.03(a) of the Collateral Agreement are to be delivered to the Remarketing Agent pursuant to Section 8.03(b) of the Collateral Agreement (collectively, the “Remarketed Notes”), such transfers shall be evidenced by an endorsement by the Securities Registrar on the Notes held by the Collateral Agent and the Custodial Agent, respectively, reflecting a reduction in the principal amount of such Notes equal in amount to the principal amount of the Remarketed Notes. The Securities Registrar shall confirm any such reduced principal amount by faxing or otherwise delivering a photocopy of such endorsement made on the Notes evidencing such reduced or increased principal amount to the Trustee at the facsimile number or address of the Property Trustee provided for notices to the Property Trustee in the Collateral Agreement (or at such other facsimile number or address as the Trustee shall provide to the Securities Registrar). Upon receipt of such confirmation, the Trustee shall instruct the Securities Registrar to increase the principal amount of a Global Note in an
Supplemental Indenture

amount equal to the aggregate principal amount of the Remarketed Notes by an endorsement made by the Securities Registrar on such Global Note to reflect such increase.
     (d) In the event that any Pledged Note is to be released from the Pledge and transferred to the Custodial Account pursuant to Section 6.02(a) of the Collateral Agreement (a “Released Note”), as a result of the exchange of Normal ITS and Qualifying Treasury Securities for Stripped ITS and Capital ITS as provided in said Section 6.02(a) of the Collateral Agreement, such transfer shall be evidenced by an endorsement by the Collateral Agent or the Securities Registrar on the Note held by the Collateral Agent reflecting a reduction in the principal amount of such Note equal in amount to the principal amount of the Released Note. The Collateral Agent shall confirm any such reduced principal amount by faxing or otherwise delivering a photocopy of such endorsement made on the Note evidencing such reduced principal amount to the Trustee at the facsimile number or address of the Trustee provided for notices to the Property Trustee in the Collateral Agreement (or at such other facsimile number or address as the Property Trustee shall provide to the Collateral Agent). Upon receipt of such confirmation, the Trustee shall instruct the Custodial Agent or Securities Registrar to increase the principal amount of a Global Note held by the Custodial Agent in an amount equal to the reduced principal amount by an endorsement made by the Custodial Agent or Securities Registrar on such Global Note to reflect such increase.
     (e) In the event that a Note is transferred to the Collateral Account pursuant to Section 6.03(b)(i) of the Collateral Agreement (a “Subjected Note”) in connection with the exchange of Stripped ITS and Capital ITS for Normal ITS and Qualifying Treasury Securities as provided in Section 6.03 of the Collateral Agreement, such transfer shall be evidenced by an endorsement by the Collateral Agent or the Securities Registrar on the Note held by the Collateral Agent reflecting an increase in the principal amount of such Note equal in amount to the principal amount of such Subjected Note. The Collateral Agent shall confirm any such increased principal amount by faxing or otherwise delivering a photocopy of such endorsement made on the Note evidencing such increased principal amount to the Trustee at the facsimile number or address of the Trustee provided for notices to the Trustee in the Collateral Agreement (or at such other facsimile number or address as the Trustee shall provide to the Collateral Agent). Upon receipt of such confirmation, the Trustee shall instruct the Custodial Agent or the Securities Registrar to decrease the principal amount of a Global Note held by the Custodial Agent in an amount equal to the increased principal amount by an endorsement made by the Custodial Agent or Securities Registrar on such Global Note to reflect such decrease.
Section 2.5 Interest.
     (a) Each Note will bear interest as provided in the form of Notes set forth in Section 5.1.
     (b) The Company shall have the right to defer the payment of interest on the Notes, as provided in Section 3.11 of the Base Indenture, for one or more Extension Periods extending to not later than 14 consecutive Interest Payment Dates (or the equivalent if interest periods are not at the time semi-annual), i.e., seven years after the commencement of such Extension Period. The Paying Agent shall give notice of the Company’s election to begin or extend any Extension Period to the Holders of the Outstanding Notes in the form of a notice thereof as shall have been prepared by the Company and furnished to the Paying Agent.
     (c) If on the Stock Purchase Date the Company has not paid in cash all interest accrued on the Notes and there is a Failed Remarketing, the Company will pay the Trust such deferred interest on the Stock Purchase Date in subordinated notes that have a principal amount equal to the aggregate amount of deferred interest as of the Stock Purchase Date, mature on the later of April 15, 2014 and five years after commencement of the related Extension Period, bear interest at a rate per annum equal to the rate of interest
Supplemental Indenture

originally in effect on the Notes (subject to deferral on the same basis as the Notes, are subordinate and rank junior in right of payment and upon liquidation to the Company’s obligations to the holders of Senior and Subordinated Debt of the Company on the same basis as the Notes and are redeemable by the Company at any time or from time to time prior to their stated maturity at a redemption price equal to the principal amount thereof plus any accrued and unpaid interest to the date of redemption; provided, further, that the Company shall register such subordinated notes under the Securities Act prior to the delivery thereof to the Property Trustee unless they may be so delivered pursuant to an exemption from registration thereunder.
Section 2.6 Redemption of the Notes.
     (a) The Notes shall not be subject to the right of redemption specified in Section 11.7 of the Base Indenture.
     (b) The Company may from time to time redeem Notes, in whole or in part, at any date on or after April 15, 2015, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, including deferred interest (if any), to the date of redemption, in accordance with Article XI of the Base Indenture. In connection with a Remarketing, the Company may change the date after which it may redeem Notes to a later date or change the redemption price in accordance with Article III.
     (c) The Notes are not entitled to any sinking fund payments.
Section 2.7 Events of Default.
          Section 5.1 of the Base Indenture setting forth the “Events of Default” is hereby amended and restated in its entirety as follows:
          “Event of Default,” wherever used herein with respect to the Securities of any series, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
     (1) default in the payment of any interest upon any Security of that series, including any Additional Interest in respect thereof, when it becomes due, and continuance of such default for a period of 30 days (subject to the deferral of any due date in the case of an Extension Period); or
     (2) default in the payment of the principal of (or premium, if any, on) any Security of that series at its Maturity; or
     (3) the termination of a USB Trust without redeeming the Outstanding Trust Preferred Securities issued by such USB Trust, a distribution of all the Securities of any series issued to a USB Trust to the holders of the Outstanding Trust Preferred Securities of such USB Trust entitled to the distribution thereof or the assumption of the Company’s obligations under the Securities by its successor; or
     (4) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property or ordering the winding up or liquidation of its
Supplemental Indenture

affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or
     (5) a court or other governmental agency or body having jurisdiction in the premises shall enter a decree or order for the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official (other than a conservator) in any liquidation, insolvency or similar proceeding with respect to the Lead Bank or all or substantially all of the property of the Lead Bank, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or
     (6) the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due and its willingness to be adjudicated a bankrupt, or the taking of corporate action by the Company in furtherance of any such action; or
     (7) the Lead Bank shall consent to the appointment of a custodian, received, liquidator, assignee, trustee, sequestrator or other similar official (other than a conservator) in any liquidation, insolvency or similar proceeding with respect to the Lead Bank or all or substantially all of the property of the Lead Bank; or
     (8) any other Event of Default provided with respect to Securities of that series.
Section 2.8 Notice of Defaults; Amount Payable upon Acceleration.
          So long as any Notes are held by or on behalf of the Trust, the Trustee shall provide to the holders of the Normal ITS, Trust Common Securities and Capital ITS such notices as it shall from time to time provide under Section 6.2 of the Base Indenture. In addition, the Trustee shall provide to the holders of the Normal ITS, Trust Common Securities and Capital ITS notice of any Event of Default or event that, with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the Notes within 30 days after the actual knowledge of a Responsible Officer of the Trustee of such Event of Default or other event.
Section 2.9 Securities Registrar; Paying Agent; Delegation of Trustee Duties.
     (a) (i) The first paragraph in Section 3.5 of the Base Indenture shall be amended and restated in its entirety to read as follows:
“The Company shall cause to be kept at the Corporate Trust Office of the Trustee a register in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Securities and of transfers of Securities. Such register is herein sometimes referred to as the ‘Securities Register.’ The Company shall designate one Person to maintain the Securities Register for the securities of each series on a consolidated basis, and such Person is referred to herein, with respect to such series, as the ‘Securities Registrar.’”
Supplemental Indenture

          (ii) The final paragraph in Section 3.5 of the Base Indenture shall be amended and restated in its entirety to read as follows:
“Neither the Company nor the Trustee shall be required, pursuant to the provisions of this Section, (a) to issue, register the transfer of or exchange any Security of any series during a period beginning at the opening of business 15 days before the day of selection for redemption of Securities pursuant to Article XI and ending at the close of business on the day of mailing of notice of redemption or (b) to transfer or exchange any Security so selected for redemption in whole or in part, except, in the case of any Security to be redeemed in part, any portion thereof not to be redeemed.”
     (b) The Company appoints U.S. Bank National Association, as Securities Registrar and Paying Agent with respect to the Notes for so long as it shall act as Collateral Agent and Custodial Agent and is the Holder of the Notes in any of such capacities.
     (c) Notwithstanding any provision contained herein, to the extent permitted by applicable law, the Trustee may delegate its duty to provide such notices and to perform such other duties as may be required to be provided or performed by the Trustee under the Base Indenture and this Third Supplemental Indenture, and, to the extent such obligation has been so delegated, the Trustee shall not be responsible for monitoring the compliance of, nor be liable for the default or misconduct of, any such designee.
Section 2.10 Additional Covenants of the Company.
     (a) The Company covenants and agrees with each Holder of the Notes that if it defers payment of interest on any Interest Payment Date on or prior to the Stock Purchase Date, commencing with the date two years after the beginning of such Extension Period, the Company shall pay such deferred interest only out of the net proceeds of shares of its common stock or non-cumulative perpetual preferred stock it receives during the 180 days preceding the date of payment of such deferred interest, that it shall notify the Federal Reserve if this covenant is applicable, and, subject to the approval of the Federal Reserve, that it shall continuously use its Commercially Reasonable Efforts to sell shares of its common stock or non-cumulative perpetual preferred stock not later than the termination of such Extension Period in an amount so that the net proceeds of such sale, when applied to such deferred payments of interest, will cause such unpaid deferred interest payments to be paid in full and (unless the Federal Reserve instructs otherwise) apply the proceeds of such sale to pay the deferred amounts (provided that the Company shall not in any event be required to pay interest on the Notes at the time when the payment of such interest would violate the terms of any securities issued by the Company or any of its subsidiaries or the terms of a contract binding on the Company or any of its subsidiaries); provided, however, that the forgoing covenant shall not apply with respect to any interest on the Notes that is deferred and unpaid as of the date of a consummation of any business combination where, immediate following its consummation, over 50% of the surviving entity’s voting stock is owned by the shareholders of the other party to the business combination. For the avoidance of doubt, the Company’s failure to raise sufficient eligible proceeds or its use of other sources to fund such deferred interest payments in accordance with the foregoing covenant, by itself, shall not constitute an Event of Default under the Indenture, as supplemented.
     (b) Notwithstanding Section 2.10(a), if the Company is required to conduct a sale of shares of its common stock and/or non-cumulative perpetual preferred stock in order to pay amounts due and payable under any instruments or other securities that rank pari passu as to interest or distributions with the Notes, then the Company shall apply such proceeds to deferred interest payments on the Notes, on the one hand, and such other pari passu securities, on the other hand, on a ratable basis in proportion to the total amounts
Supplemental Indenture

that are due on the Notes and such securities before the Company shall be relieved of its obligation to conduct the sale and shares of its common stock and/or non-cumulative perpetual preferred stock and apply the proceeds thereof to such securities.
     (c) If the Company issues subordinated notes in respect of deferred interest payments pursuant to Section 2.5(c), Sections 2.10(a) and (b) will apply to the payment of interest on and principal of these subordinated notes except that references to termination of the Extension Period shall instead be to the maturity date of these subordinated notes.
     (d) Notwithstanding anything in the Indenture or the Notes, the Company covenants and agrees with each Holder of the Notes that it shall not incur any additional indebtedness for borrowed money that by its terms ranks pari passu in all respects with or junior in interest to the Notes except in compliance with the then applicable regulations and guidelines of the Federal Reserve.
Section 2.11 Forms of Agreements.
          Section 3.1(r) or the Base Indenture shall be amended and restated in its entirety to read as follows:
“the form or forms of the Trust Agreement, Amended and Restated Trust Agreement and Guarantee Agreement, if different from the forms attached hereto as Annexes A, B and C, respectively, and determined by the Company to be necessary for the issuance of the Securities;”
ARTICLE III
REMARKETING AND RATE RESET PROCEDURES
Section 3.1 Obligation to Conduct Remarketing and Related Requirements.
     (a) The Company and the Property Trustee (on behalf of the Trust) shall appoint the Remarketing Agent and entered into a Remarketing Agreement prior to the first Remarketing to effect the Remarketing of the Notes upon the terms, conditions and other provisions provided therein and in the Trust Agreement and the Collateral Agreement.
     (b) The Remarketing Agreement shall provide that the Company and the Remarketing Agent agree to use commercially reasonable efforts to effect the Remarketing of the Notes as described in this Article III, and in connection therewith, the Remarketing Agent will use its commercially reasonable efforts to obtain a price for all the Remarketed Notes that results in proceeds, net of any remarketing fee, of at least 100% of their aggregate Remarketing Value. If in the judgment of counsel to the Company or the Remarketing Agent it is necessary for a registration statement covering the Notes to have been filed and have become effective under the Securities Act in order to effect the Remarketing, then the Company shall (i) use commercially reasonable efforts to ensure that a registration statement covering the full principal amount of Notes to be remarketed shall have become effective in a form that will enable the Remarketing Agent to rely on it in connection with the Remarketing or (ii) effect such Remarketing pursuant to Rule 144A (if available) under the Securities Act or another available exemption from the registration requirements under the Securities Act.
Supplemental Indenture

Section 3.2 Company Decisions in Connection with Remarketing.
          In connection with Remarketings, the Company shall have the right hereunder, subject to Section 3.3(a), without the consent of any Holder of the Notes, to change certain terms of the Notes as provided below in this Section 3.2. By not later than the 21st day prior to each Remarketing Date, the Company will specify the following information or decisions in a notice to the Remarketing Agent, the Collateral Agent, the Custodial Agent, the Property Trustee (on behalf of the Trust) and the Trustee (clauses (a) through (e) applying only if the Remarketing is Successful and clause (f) applying only in the case of a Failed Remarketing):
     (a) whether the Stated Maturity Date will remain at April 15, 2042 or will be changed to an earlier date (specifying such date if applicable); provided that the Stated Maturity Date may not be changed to a date earlier than the earlier of (i) April 15, 2015 and (ii) if the Remarketing Settlement Date occurs during an Extension Period, the seventh anniversary of the first day of such Extension Period; and provided, further, that no redemption price may be less than the principal plus accrued and unpaid interest (including Additional Interest) on the Notes;
     (b) whether to change the date after which the Notes will be redeemable at the Company’s option and the redemption price or prices; provided that no redemption date for the Notes may be earlier than the earlier of (i) April 15, 2015 and (ii) if the Remarketing Settlement Date occurs during an Extension Period, the seventh anniversary of the first day of such Extension Period;
     (c) whether in connection with an Early Remarketing that is not the first scheduled Remarketing, the Company is exercising its right under Section 7.2 to cause the subordination provisions in the Base Indenture to cease to apply to the Notes, if the Remarketing is Successful, from and after the Remarketing Settlement Date and if so, whether it also elects that the Notes shall no longer be subject to the interest deferral provisions of Section 3.11 of the Base Indenture;
     (d) whether the Notes will be remarketed as fixed rate notes or floating rate notes;
     (e) if the Notes will be remarketed as floating rate notes, the applicable index (which must be a qualified floating rate) and the interest payment dates and manner of calculation of interest on the Notes, which the Company may change to correspond with the market conventions applicable to notes bearing interest at rates based on the applicable index; and
     (f) whether following a Failed Remarketing:
     (i) the Stated Maturity Date will remain at April 15, 2042 or will be changed to an earlier date, which date shall not be earlier than April 15, 2015 (specifying such date if applicable); and
     (ii) the date after which the Notes will be redeemable at the Company’s option will be changed (which date shall not be earlier than April 15, 2015) and the redemption price or prices;
provided that if the Failed Remarketing occurs during an Extension Period any changed Stated Maturity Date of the Notes determined pursuant to clause (i) or early redemption date determined pursuant to clause (ii) may not be earlier than the seventh anniversary of the first day of such Extension Period.
          Any such elections made by the Company pursuant to clauses (a) through (e) shall, upon successful completion of a Remarketing, automatically apply and come into effect in respect of the Notes as of the Remarketing Settlement Date and any such elections made by the Company pursuant to clause (f) in
Supplemental Indenture

connection with a Failed Remarketing shall come into effect in respect of the Notes upon the announcement by the Company that the Final Remarketing is a Failed Remarketing.
Section 3.3 Reset of Interest Rate in Connection with Remarketings and Related Changes in Terms.
     (a) As part of and in connection with each Remarketing, the Remarketing Agent shall determine the Reset Rate or Reset Spread on the Notes, subject to Sections 3.3(b) through (e), pursuant to the Remarketing Agreement and in accordance with the other provisions of this Article III, that will apply to all Notes (whether or not sold in the Remarketing) if such Remarketing is Successful for each Interest Period or portion thereof commencing on or after such Remarketing Settlement Date, subject to the following provisions and limitations:
     (i) in connection with a Remarketing that is not a Final Remarketing, (A) if the Notes are remarketed as fixed rate notes, the Reset Rate may not exceed the Fixed Rate Reset Cap and (B) if the Notes are remarketed as floating rate notes, the Reset Spread may not exceed the Floating Rate Reset Cap;
     (ii) the interest rate on the Notes may not at any time be less than 0% per annum; and
     (iii) if (A) the interest rate on the Notes is not a fixed rate or a “qualified floating rate” (as defined in U.S. Treasury regulations section 1.1275-5(b)), (B) interest on the Notes is not unconditionally payable at intervals of no more than one year through the remaining term of the Notes, or (C) the redemption price of the Notes is not their principal amount (disregarding a customary call premium that is fixed or objectively determinable based on a qualified floating rate), then the Company shall have received a written opinion of Squire, Sanders & Dempsey LLP or other nationally recognized tax counsel experienced in such matters to the effect that the discussion contained in the Prospectus under the heading “Certain U.S. Federal Income Tax Consequences” is materially correct, taking into account all of the terms of the Notes following the Remarketing.
     (b) If the Remarketing has been determined to be Successful in accordance with Section 3.5(a), by approximately 4:30 P.M., New York City time, on any Remarketing Date, the Remarketing Agent shall notify the Company, the Collateral Agent, the Custodial Agent, the Property Trustee (on behalf of the Trust) and the Trustee that the Remarketing was Successful and the Reset Rate or Reset Spread determined as part of such Remarketing in accordance with this Article III.
     (c) If a Remarketing is Successful, then commencing with the related Remarketing Settlement Date the interest rate on the Notes shall be reset to the rate, determined in accordance with this Article III pursuant to such Remarketing and the other changes, if any, in the terms of the Notes as notified by the Company pursuant to Section 3.2, shall become effective in accordance with this Article III.
     (d) If a Remarketing other than the Final Remarketing is not Successful:
     (i) no Notes will be sold in such Remarketing;
     (ii) the interest rate will remain unchanged unless and until it is reset pursuant to a subsequent Remarketing in accordance with this Article III;
     (iii) the other changes, if any, in the terms of the Notes, as notified by the Company pursuant to Section 3.2, shall not become effective; and
Supplemental Indenture

     (iv) the Company and the Remarketing Agent shall attempt another Remarketing on the next Remarketing Date.
     (e) Upon the occurrence of a Failed Remarketing:
     (i) no Notes will be sold in such Remarketing and no further attempts at Remarketing shall be made;
     (ii) the interest rate will remain unchanged and the Notes will continue to bear interest at the interest rate otherwise in effect, payable on the dates set forth in the Notes, subject to Section 2.5(b);
     (iii) the other changes, if any, in the terms of the Notes as notified by the Company pursuant to clauses (a) through (e) of the second sentence of Section 3.2, shall not become effective;
     (iv) the Stated Maturity Date and early redemption date for the Notes will change in accordance with clause (f) of the second sentence of Section 3.2, as applicable;
     (v) in the case of Notes corresponding to Normal ITS and Trust Common Securities, such Notes will be applied in satisfaction of the Trust’s obligations under Stock Purchase Contracts in accordance with the Collateral Agreement; and
     (vi) in the case of Notes corresponding to Capital ITS, such Notes will be returned to the Custodial Agent in accordance with the Collateral Agreement.
Section 3.4 Early Remarketing.
          If an Early Settlement Event occurs prior to the Stock Purchase Date, the Remarketing Dates shall be the third Business Day prior to March 15, June 15, September 15 or December 15, commencing on the first such date that is at least 30 days after the occurrence of such Early Settlement Event, and concluding with the earlier to occur of the fifth such date and a Successful Remarketing; provided that in the case of an Early Settlement Event of the type described in clause (v) of the definition of such term, there shall be only one Remarketing Date and the Reset Rate or Reset Spread shall not be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as the case may be, and if the Remarketing conducted on such date is not Successful, it shall be a Failed Remarketing and the Stock Purchase Date shall be the next succeeding February 15, May 15, August 15 or November 15 (or if such day is not a Business Day, the next Business Day).
Section 3.5 Company Announcements.
     (a) If by 4:00 P.M., New York City time, on any Remarketing Date the Remarketing Agent has found buyers for all of the Notes offered in the Remarketing in accordance with this Article III, a Successful Remarketing shall be deemed to have occurred. In the event of a Successful Remarketing, the Company shall issue a press release through Bloomberg Business News or other reasonable means of distribution stating that such Remarketing was Successful and specifying the Reset Rate or Reset Spread and shall post such information on its website on the World Wide Web.
     (b) If, by 4:00 P.M., New York City time, on any Remarketing Date the Remarketing Agent is unable to find buyers for all of the Notes offered in such Remarketing, including any Remarketing that would qualify as a Final Remarketing, in accordance with this Article III, an Unsuccessful Remarketing
Supplemental Indenture

shall be deemed to have occurred. In the event of an Unsuccessful Remarketing, the Company shall issue a press release through Bloomberg Business News or other reasonable means of distribution stating that such Remarketing was an Unsuccessful Remarketing, and publish such information on its website on the World Wide Web.
Section 3.6 Supplemental Indenture.
          Notwithstanding any provision of the Base Indenture to the contrary, the Company and the Trustee may enter into a supplemental indenture without the consent of any Holder of the Notes to reflect any modifications to the terms of the Notes pursuant to the terms of this Article III and to provide for the exchange of the Notes for Notes in the form reflecting such modifications and adopted pursuant to such supplemental indenture.
ARTICLE IV
EXPENSES
Section 4.1 Expenses.
          In connection with the offering, sale and issuance of the Notes to the Trust on behalf of the Trust and in connection with the sale of the Trust Securities by the Trust, the Company, in its capacity as borrower with respect to the Notes, shall:
     (a) pay all costs and expenses relating to the offering, sale and issuance of the Notes, including commissions to the underwriters payable pursuant to the Underwriting Agreement and compensation of the Trustee under this Indenture in accordance with the provisions of this Indenture; and
     (b) be responsible for and shall pay all debts and obligations (except for any amounts owed to Holders of the ITS in their respective capacities as Holders) and all costs and expenses of the Trust (including, but not limited to, costs and expenses relating to the organization, maintenance and dissolution of the Trust), the offering, sale and issuance of the Trust Securities (including commissions to the underwriters in connection therewith), the fees and expenses (including reasonable counsel fees and expenses) of the Property Trustee, the Delaware Trustee, the Administrative Trustees, the Securities Registrar, and the Paying Agent, the costs and expenses relating to the operation of the Trust, including, without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services, expenses for printing and engraving and computing or accounting equipment, paying agent(s), registrar(s), transfer agent(s), duplicating, travel and telephone and other telecommunications expenses and costs and expenses incurred in connection with the acquisition, financing, and disposition of Trust assets and the enforcement by the Property Trustee of the rights of the Holders of the Notes.
          The Company’s obligations under this Section 4.1 shall be for the benefit of, and shall be enforceable by, any person to whom such debts, obligations and costs are owed (a “Creditor”) whether or not such Creditor has received notice hereof. Any such Creditor may enforce the Company’s obligations under this Section 4.1 directly against the Company and the Company irrevocably waives any right or remedy to require that any such Creditor take any action against the Trust or any other Person before proceeding against the Company. The Company agrees to execute such additional agreements as may be necessary or desirable in order to give full effect to the provisions of this Section 4.1.
Supplemental Indenture

ARTICLE V
FORM OF NOTE
Section 5.1 Form of Notes.
          The Notes are to be substantially in the following form and shall bear any legend required by Section 2.4 of the Base Indenture:

No.	Principal Amount: $

Issue Date:	CUSIP No. :

U.S. Bancorp
Remarketable Junior Subordinated Note Due 2042
          U.S. Bancorp, a corporation organized and existing under the laws of Delaware (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to                                         , or registered assigns, the principal sum of                                          Dollars on April 15, 2042 or such earlier date as may be specified by the Company following a Remarketing (such date is hereinafter referred to as the “Stated Maturity Date”). The Company further promises to pay interest on said principal sum from March 17, 2006, or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for (subject to deferral as set forth herein), semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 2006, and on the Stock Purchase Date in the event of a Failed Remarketing if not otherwise an Interest Payment Date, at the rate of 5.539 % per annum (or after the Remarketing Settlement Date at such rate per annum as may be established in the Remarketing), until the principal hereof shall have become due and payable, plus Additional Interest, if any, until the principal hereof is paid or duly provided for or made available for payment. The amount of interest payable for any period less than a full Interest Period shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on this Note is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on the date the payment was originally payable. A “Business Day” shall mean any day other than a Saturday, Sunday, or any other day on which banking institutions and trust companies in New York, New York, Minneapolis, Minnesota or Wilmington, Delaware, are permitted or required by any applicable law to close. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be the date that is the last day of the month immediately preceding the month in which such Interest Payment Date falls (whether or not a Business Day). Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
Supplemental Indenture

          If the principal amount hereof or any portion of such principal amount is not paid when due (whether upon acceleration, upon the date set for payment of the Redemption Price or upon the Stated Maturity Date) or if interest due hereon (or any portion of such interest), is not paid when due, then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the rate then borne by this Note for the applicable Interest Period, compounded at the end of such Interest Period, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable as set forth in the Indenture.
          So long as no Event of Default has occurred and is continuing, the Company shall have the right at any time during the term of this Note to defer payment of interest on this Note, at any time or from time to time, for up to 14 consecutive semi-annual Interest Periods (or the equivalent thereof, if the Interest Periods are not then semi-annual) with respect to each deferral period (each an “Extension Period”), during which Extension Periods the Company shall have the right to make partial payments of interest on any Interest Payment Date, and at the end of which the Company shall pay all interest then accrued and unpaid (together with Additional Interest thereon to the extent permitted by applicable law); provided that no Extension Period shall extend beyond the Stated Maturity of the principal of this Note; provided, further, that during any such Extension Period, the Company shall not, and shall not permit any Subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Company’s capital stock, (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt security of the Company that ranks pari passu in all respects with or junior in interest to the Note (except for partial payments of interest with respect to this Note) or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any Subsidiary of the Company that by their terms rank pari passu in all respects with or junior in interest to this Note (other than (a) any repurchase, redemption or other acquisition of shares of the Company’s capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors, (2) the satisfaction of the Company’s obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the Extension Period, (3) a dividend reinvestment or stockholder purchase plan, or (4) the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable Extension Period; (b) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its subsidiaries, for any other class or series of the Company’s capital stock, or any class or series of the Company’s indebtedness for any class or series of its capital stock; (c) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged; (d) any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; (e) payments under any USB Guarantee executed for the benefit of the holders of the ITS; or (f) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that no Extension Period shall exceed 14 consecutive semi-annual Interest Periods (or the equivalent thereof if this Note is not then bearing interest semi-annually) or extend beyond the Stated Maturity of the principal of this Note. Upon the termination of any such Extension Period and upon the payment of all accrued and unpaid interest then due, the Company may elect to begin a new Extension Period, subject to the above requirements. Subject to the last sentence of this paragraph, no interest shall be due and payable during an Extension Period except at the end thereof. The Company shall give the Trustee and the Paying Agent notice of its election to begin or extend any Extension Period at least ten Business
Supplemental Indenture

Days prior to the date on which interest on the Notes would be payable but for the election to begin or extend such Extension Period. The Trustee or its designee shall give notice of the Company’s election to begin or extend any Extension Period to the Holders of the Notes to the Administrative Trustees and to the holders of the Capital ITS, and if such election is made prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, to the holders of the Normal ITS. If an Extension Period is in effect on the Stock Purchase Date and there is a Failed Remarketing, then the Company will pay the Holder the deferred interest on the Stock Purchase Date in subordinated notes that (i) have a principal amount equal to the aggregate amount of deferred interest as of the Stock Purchase Date, (ii) mature on April 15, 2014, (iii) bear interest at a rate per annum equal to the rate of interest originally in effect on the Notes, (iv) are subordinate and rank junior in right of payment and upon liquidation to all of the Company’s senior debt on the same basis as the Notes and (v) are redeemable by the Company at any time prior to their stated maturity and the restrictions set forth in the first sentence of this paragraph shall remain in effect until the Company has paid in full all amounts outstanding under such notes.
          Payment of the principal of (and premium, if any) and interest on this Note will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than 10 days before the date of the interest payment.
          The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinate and junior in right of payment and upon liquidation to the prior payment in full of all Senior and Subordinated Debt, and this Note is issued subject to the provisions of the Indenture with respect thereto; provided that the Company may elect in connection with an Early Remarketing that is not the first scheduled Remarketing (as described on the reverse hereof) at any time effective on or after the Remarketing Settlement Date, that the indebtedness evidenced by this Note shall cease to be subordinate and junior in right of payments to the prior payment in full of all Senior Debt. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior and Subordinated Debt, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.
          Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
          Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
Supplemental Indenture

          In Witness Whereof, the Company has caused this instrument to be duly executed under its corporate seal.

U.S. Bancorp

By:

[PRESIDENT OR VICE PRESIDENT]
Attest:
[SECRETARY OR ASSISTANT SECRETARY]
Certificate of Authentication
Dated:

Wilmington Trust Company,
not in its individual capacity but solely as Trustee

By:

Authorized Officer
Supplemental Indenture

(FORM OF REVERSE OF NOTE)
          This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under Junior Subordinated Indenture, dated as of April 28, 2005 (herein called the “Base Indenture”), between the Company and Delaware Trust Company, National Association, as trustee (the “Original Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of August 3, 2005, between the Company and the Original Trustee (the “First Supplemental Indenture”), and as further amended and supplemented by the Second Supplemental Indenture, dated as of December 29, 2005, between the Company, the Original Trustee and Wilmington Trust Company (herein called the “Trustee”, which term includes any successor trustee under the Base Indenture), as successor Trustee (the “Second Supplemental Indenture”), and as further amended and supplemented by the Third Supplemental Indenture, dated as of March 17, 2006, between the Company and the Trustee (the “Third Supplemental Indenture,” and together with the First Supplemental Indenture, the Second Supplemental Indenture and the Junior Subordinated Indenture, the “Indenture”) to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. By terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in other respects provided in the Indenture.
          All terms used in this Note that are defined in the Indenture or in the Amended and Restated Trust Agreement, dated as of March 17, 2006, as amended (the “Trust Agreement”), for USB Capital IX among U.S. Bancorp, as Depositor, and the Trustees named therein, shall have the meanings assigned to them in the Indenture or the Trust Agreement, as the case may be.
          The Company may at any time, at its option, on or after April 15, 2015, and subject to the terms and conditions of Article XI of the Base Indenture, redeem this Note in whole at any time or in part from time to time, without premium or penalty, at a redemption price equal to 100% of the principal amount hereof plus accrued and unpaid interest including Additional Interest, if any to the Redemption Date.
          No sinking fund is provided for the Notes.
          This Note shall be remarketed as provided in the Indenture. In connection therewith, the Company may change the Stated Maturity Date, the date after which this Note may be redeemed in whole or in part prior to the Stated Maturity Date at the option of the Company, the rate of interest payable on this Note, the Interest Payment Dates, the manner of calculating interest on this Note and certain other provisions of the Notes, all as set forth in the Indenture and without the consent of any Holder of this Note.
          The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Note upon compliance by the Company with certain conditions set forth in the Indenture.
          The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Notes, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued
Supplemental Indenture

upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
          As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Notes at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the entire principal amount and all accrued but unpaid interest of all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that, in the case of Notes issued to and held by USB Capital IX, or any trustee thereof or agent therefor, if upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes fails to declare the entire principal and all accrued but unpaid interest of all the Notes to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the Capital ITS and, if such declaration occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, the holders of the Normal ITS then outstanding, acting together as a single class, shall have such right by a notice in writing to the Company and the Trustee. Upon any such declaration, such amount of the principal of and the accrued but unpaid interest on all the Notes shall become immediately due and payable, provided that the payment of principal and interest on the Notes shall remain subordinated to the extent provided in Article XIII of the Base Indenture except to the extent otherwise determined in connection with an Early Remarketing. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of and interest (including Additional Interest), if any, on this Note shall terminate.
          No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.
          As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Securities Register, upon surrender of this Note for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
          Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
          The Notes are issuable only in registered form without coupons in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.
Supplemental Indenture

          The Company and, by its acceptance of this Note or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Note agree that for United States Federal, state and local tax purposes it is intended that this Note constitute indebtedness.
          The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York.
     This is one of the Securities referred to in the within mentioned Indenture.
Supplemental Indenture

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)
agent to transfer this Note on the books of the Securities Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:

Signature Guarantee:
(Sign exactly as your name appears on the other side of this Note)
          Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.
Supplemental Indenture

ARTICLE VI
ORIGINAL ISSUE OF NOTES
Section 6.1 Original Issue of Notes.
          Notes in the aggregate principal amount of $1,251,000,000 may, upon execution of this Third Supplemental Indenture, be executed by the Company and delivered to the Trustee or an Authenticating Agent for authentication, and the Trustee or an Authenticating Agent shall thereupon authenticate and deliver said Notes in accordance with a Company Order.
Section 6.2 Calculation of Original Issue Discount.
          If during any calendar year any original issue discount shall have accrued on the Notes, the Company shall file with each Paying Agent (including the Trustee if it is a Paying Agent) promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of the end of such year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.
ARTICLE VII
SUBORDINATION
Section 7.1 Senior and Subordinated Debt.
     (a) The subordination provisions of Article XIII of the Base Indenture shall apply as modified by clause (c) of this Section 7.1; provided, however, that for the purposes of the Notes (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), the definition of “Senior and Subordinated Debt” in the Indenture is hereby amended in its entirety to read as follows:
“Senior and Subordinated Debt’ means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of the Company (including, for these purposes and without limitation, obligations associated with commodity contracts, interest rate and foreign exchange contracts, forward contracts related to mortgages and other derivative products), whether incurred on or prior to the date of this Indenture or thereafter incurred, provided, however, that Senior and Subordinated Debt shall not include Pari Passu Securities.”
     (b) The Notes shall constitute Pari Passu Securities (as defined in the Second Supplemental Indenture) and shall rank equally with the ICONs (as defined in the Second Supplemental Indenture).
     (c) There shall be deemed added to Section 13.14 of the Base Indenture at the end thereof the following anything contained herein or in the Indenture to the contrary notwithstanding:
Supplemental Indenture

“; provided that (a) nothing contained in this Article XIII shall apply to any claims of, or payments to, the Paying Agent under or pursuant to paragraph FIRST of Section 5.6 or Section 6.7, (b) no Paying Agent shall be deemed to owe any fiduciary duty to the holders of the Senior and Subordinated Debt or be liable to any such holder if it shall pay over or distribute to or on behalf of the holders of Securities or the Company or any other Person cash, property or securities, including any Junior Subordinated Payment, to which any holder of the Senior or Subordinated Debt shall be entitled by virtue of this Article or otherwise, (c) no Paying Agent shall be deemed to have received any Officers’ Certificate or notice required pursuant to or referred to in this Article (whether or not actually received) until after the second Business Day after any such notice shall have been delivered to a Responsible Officer of such Paying Agent at the Paying Agent Office of such Paying Agent, and (d) Section 6.1 (as referred to in Sections 13.10 and 13.11) and Section 13.8 are not applicable to any Paying Agent, anything contained herein or in the Indenture to the contrary notwithstanding.”
Section 7.2 Company Election to End Subordination.
          The Company may elect, at any time effective on or after the Remarketing Settlement Date in connection with an Early Remarketing of the Notes that is not the first scheduled Remarketing, that its obligations under the Notes shall cease to be subordinated obligations, in which case the provisions of Article XIII of the Base Indenture and, if the Company so elects, Section 3.11 of the Base Indenture, shall thereafter no longer apply to the Notes, and the Notes shall cease to constitute Pari Passu Securities. The Company shall give the Trustee and each Paying Agent notice of any such election not later than the effective time, and shall promptly issue a press release through Bloomberg Business News or other reasonable means of distribution.
Section 7.3 Compliance with Federal Reserve Rules.
          The Company shall not incur any additional indebtedness for borrowed money that ranks pari passu with or junior to the Notes (if then subject to Article XIII of the Base Indenture), except in compliance with applicable regulation and guidelines of the Federal Reserve.
Section 7.4 Extension of Rights, Privileges, etc.
          Anything contained herein or in the Indenture to the contrary notwithstanding, the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.
ARTICLE VIII
MISCELLANEOUS
Section 8.1 Effectiveness.
          This Third Supplemental Indenture will become effective upon its execution and delivery.
Supplemental Indenture

Section 8.2 Successors and Assigns.
          All covenants and agreements in the Base Indenture, as supplemented and amended by this Third Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.
Section 8.3 Further Assurances.
          The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this Third Supplemental Indenture.
Section 8.4 Effect of Recitals.
          The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of the Notes or the proceeds thereof.
Section 8.5 Ratification of Indenture.
          The Base Indenture as supplemented by this Third Supplemental Indenture, is in all respects ratified and confirmed, and this Third Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
Section 8.6 Governing Law.
          This Third Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.
* * * *
          This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
Supplemental Indenture

          In Witness Whereof, the parties hereto have caused this Third Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

U.S. Bancorp

By:	/s/ Kenneth D. Nelson

Name: Kenneth D. Nelson
Title: Senior Vice President
Attest:

By:	/s/ Tracy J. Newtson

Wilmington Trust Company,
as Trustee

By:	/s/ Patricia A. Evans

Name: Patricia A. Evans
Title: Vice President
Attest:

By:	/s/ Janel Havrilla

Supplemental Indenture